Exhibit 99.1

FOR IMMEDIATE RELEASE

Electromed, Inc. Appoints Michael J. MacCourt as Chief Financial Officer

New Prague, Minnesota – May 18, 2020 – Electromed, Inc. (“Electromed” or the “Company”) (NYSE American: ELMD), a leader in innovative airway clearance technologies, today announced that its Board of Directors has appointed Michael J. MacCourt as the Company’s Chief Financial Officer, effective May 26, 2020.

Mr. MacCourt brings to Electromed approximately two decades of financial leadership and multidimensional business experience across a range of medical device, consulting and Fortune 500 companies. Prior to his most recent role as Senior Director of Commercial Finance at Starkey Hearing Technologies, Mr. MacCourt spent over nine years at Medtronic in roles of increasing responsibility; concluding as Divisional CFO of the Lung Health business for the last five years. Mr. MacCourt also has an extensive consulting background primarily at PricewaterhouseCoopers, where he held management roles in both financial process improvement and business analytics. Mr. MacCourt started his career at Procter & Gamble and then ConAgra Foods, where he held Financial Analyst, Cost Analyst and Business Analyst positions.

Kathleen Skarvan, Electromed’s President and CEO, commented, “On behalf of our Board of Directors and management team, I am delighted to welcome Mike to Electromed. He is a dynamic financial executive with a strong track record of building high-performing teams, solving complex business problems, driving market development and optimizing the finance function through a collaborative leadership style. In Mike, we found an incredible cultural fit. He is a high-energy team player with a keen strategic mind, complemented by top-notch financial and analytical acumen.”

Mr. MacCourt added, “I am thrilled to be joining a company that prioritizes innovation, quality of product and customer service in delivering its SmartVest® airway clearance devices to patients with compromised pulmonary function. I look forward to helping the team drive profitable growth in the years to come.”

Jeremy Brock, Electromed’s current Chief Financial Officer, will remain with the Company in a supporting role through July 1, 2020 to ensure a smooth CFO transition.

About Electromed, Inc.

Electromed manufactures, markets, and sells products that provide airway clearance therapy, including the SmartVest® Airway Clearance System, to patients with compromised pulmonary function. The Company is headquartered in New Prague, Minnesota and was founded in 1992. Further information about Electromed can be found at www.smartvest.com.

Contacts:

Electromed, Inc.	The Equity Group Inc.
Kathleen Skarvan, President and Chief Executive Officer	Kalle Ahl, CFA
(952) 758-9299	(212) 836-9614
investorrelations@electromed.com	kahl@equityny.com

Devin Sullivan
(212) 836-9608
dsullivan@equityny.com

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